Exhibit 99.1

THE BEARD COMPANY	News Release
Enterprise Plaza, Suite 320 5600 North May Avenue Oklahoma City, Oklahoma 73112 (405) 842-2333 OTCBB: BRCO	Herb Mee, Jr., President

THE BEARD COMPANY

ANNOUNCES RESULTS FOR THIRD QUARTER

AND NINE MONTHS OF 2007; REPORTS ON

STATUS OF VARIOUS PROJECTS

FOR IMMEDIATE RELEASE: Monday, November 19, 2007

Oklahoma City, Oklahoma --- The Beard Company (OTCBB:BRCO) today reported a net loss of $446,000, or $0.08 per share, for the third quarter of 2007 compared with a net loss of $375,000, or $0.07 per share in the comparable 2006 quarter. Revenues decreased 19% to $465,000 in the current quarter versus $571,000 a year ago.

For the nine months ended September 30, 2007, we reported a net loss of $1,630,000, or $0.28 per share, versus a net loss of $1,673,000, or $0.30 per share, in the 2006 period. Revenues decreased 21% to $1,229,000 for the current nine months versus $1,562,000 in the comparable 2006 period.

Herb Mee, Jr., President, stated: “In August we forecast improved pricing for our CO2 production. This has already begun to take place. Higher prices became effective on approximately 30% of our production in August. Negotiations are currently underway for new contracts at higher prices covering the balance of our CO2 production. We anticipate starting our next coal project at a site near Pittsburgh, Pennsylvania within the next 60 days, and have already secured more than 60% of the financing required for this project. We expect to finalize the disposition of our fertilizer plant in China prior to year-end. Our near-term focus will be on arranging the financing for the coal projects we have under development and on increasing the profitability of our CO2 Segment.” A

“We believe these efforts will be successful. If so, they will begin to impact results early next year, and we would expect much improved operating and financial results in 2008,” Mee concluded.A

Our common stock is traded on the OTC Bulletin Board under the symbol: BRCO. Our operations consist principally of coal reclamation activities, CO2 gas production, operation of a fertilizer plant in China, oil and gas production, and our e-commerce activities aimed at developing business opportunities to leverage starpay™’s intellectual property portfolio of Internet payment methods and security technologies.

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AStatements regarding future profitability and operations, including the timing of those activities, are “forward looking statements” within the meaning of the Private Securities Litigation Reform Act. The statements involve risks that could significantly impact The Beard Company. These risks include, but are not limited to, adverse general economic conditions, unexpected costs or delays or other unexpected events, as well as other risks discussed in detail in our filings with the Securities and Exchange Commission. We assume no duty to update or revise our forward- looking statements based on changes in internal estimates or otherwise.

Fax Number (405) 842-9901	Email: hmee@beardco.com

THE BEARD COMPANY AND SUBSIDIARIES Results of Operations (Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2007	2006	2007	2006

Revenues	$ 465,000	$ 571,000	$ 1,229,000	$ 1,562,000
Expenses	757,000	707,000	2,278,000	2,543,000

Operating loss	(292,000)	(136,000)	(1,049,000)	(981,000)
Other income (expense)	(154,000)	(255,000)	(579,000)	(682,000)

Loss from continuing operations before income taxes	(446,000)	(391,000)	(1,628,000)	(1,663,000)
Income tax expense	1,000	17,000	1,000	17,000

Loss from continuing operations	(445,000)	(374,000)	(1,627,000)	(1,646,000)

Earnings (loss) from discontinued operations	(1,000)	(1,000)	(3,000)	(27,000)

Net loss	$ (446,000)	$ (375,000)	$ (1,630,000)	$ (1,673,000)

Loss per average common share outstandingA:
Basic and diluted:
Loss from continuing operations	$ (0.08)	$ (0.07)	$ (0.28)	$ (0.30)
Loss from discontinued operations	$ (0.00)	$ (0.00)	$ (0.00)	$ (0.00)
Net loss	$ (0.08)	$ (0.07)	$ (0.28)	$ (0.30)

Weighted average common shares outstanding:
Basic and diluted	5,925,000	5,672,000	5,868,000	5,637,000
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ABasic earnings (loss) per share are computed by dividing earnings (loss) attributable to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per common share reflect the potential dilution that could occur if our outstanding stock options and warrants were exercised (calculated using the treasury stock method) and if our preferred stock, convertible notes and deferred stock compensation units were converted to common stock. Diluted loss per share from continuing operations exclude potential common shares issuable upon conversion of preferred stock, convertible notes, termination of our deferred stock compensation plans, or exercise of stock options and warrants as the effect would be anti-dilutive.

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Herb Mee, Jr. President THE BEARD COMPANY e-mail: hmee@beardco.com Telephone: (405) 842-2333 Fax: (405) 842-9901

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